EXHIBIT 99.1

Santander to acquire Amherst Pierpont,
a leading U.S. fixed-income broker dealer

•	Highly complementary acquisition, transforming Santander’s Corporate & Investment Banking structuring and distribution capabilities in fixed income capital markets and securitized products.

Madrid/Boston, 15 July 2021 - PRESS RELEASE
Banco Santander today announced that Santander Holdings USA, the bank’s US holding company, has reached an agreement to acquire Amherst Pierpont Securities, a market-leading independent fixed-income broker dealer, through the acquisition of its parent holding company, Pierpont Capital Holdings LLC, for a total consideration of approximately $600 million (c.€500 million). Amherst Pierpont will become part of Santander Corporate & Investment Banking (Santander CIB) global business line.

Amherst Pierpont is a leading independent broker-dealer based in the US, with a premier fixed-income and structured product franchise. It was designated a primary dealer of U.S. Treasuries by the Federal Reserve Bank of New York in 2019 and is currently one of only three non-banks to hold that designation. Amherst Pierpont has approximately 230 employees serving more than 1,300 active institutional clients from its headquarters in New York and offices in Chicago, San Francisco, Austin, other US locations and Hong Kong.

Completion of the acquisition significantly enhances Santander CIB’s infrastructure and capabilities in market making of US fixed income capital markets, provides a platform for self-clearing of fixed income securities for the group globally, grows its institutional client footprint, and expands its structuring and advisory capabilities for asset originators in the real estate and specialty finance markets. The combined platform will also have strong capabilities in corporate debt and securities finance across the US and emerging markets. The acquisition creates a comprehensive suite of fixed income and debt products and services that will drive deeper and more valuable relationships across its respective client bases.

Ana Botín, Santander Group executive chairman, said: “This acquisition is consistent with our customer focused strategy and our commitment to profitable growth in the USA. It complements our product offerings and capabilities allowing us to strengthen our relationships with our corporate and institutional clients. The Amherst Pierpont team brings a successful track record and experience in delivering value to its customers across the US. We look forward to incorporating their many strengths into our very successful and growing CIB organization.”

Joe Walsh, Amherst Pierpont chief executive officer, said: “Santander Group is one of the world’s most respected financial institutions and an ideal partner for our growing franchise. With Santander’s global reach we will be able to significantly expand our product offering, grow our client base and increase the level of service we can provide to our clients. We are pleased to achieve this important milestone for our platform and look forward to working with the Santander CIB team to deliver the full potential of this combination.”

Amherst Pierpont has generated attractive returns, with an average return on equity (RoE) of c.15% since 2016. In 2020 it generated a RoE of 28% and an estimated return on risk weighted assets of 3%.

The acquisition of Amherst Pierpont is expected to be c.1% accretive to group earnings per share and generate a return on invested capital of c.11% by year 3 (post-synergies), with a -9 basis point impact on group capital at closing. As of 31 March 2021, the group’s CET1 capital ratio was above its target range of 11-12%.

The transaction is expected to close by the end of the first quarter of 2022, subject to regulatory approvals and customary closing conditions.

Wachtell, Lipton, Rosen & Katz and WilmerHale served as legal advisors to Santander in connection with the transaction. Barclays served as financial advisor to Amherst Pierpont, and Shearman & Sterling as legal advisors.

Analyst call
A presentation to analysts regarding the acquisition will take place today, Thursday 15 July 2021, through a conference call at 19.00 CEST/13.00 ET.

To follow the presentation, please register using the following link:
https://cossprereg.btci.com/prereg/key.process?key=PC4UAWJNM

Once registered, the telephone number for the conference call and passcode will be provided.

The document to be used at the presentation to analysts will be made public shortly via its notification to the CNMV and publication on Santander’s corporate website www.santander.com.

Media contacts
For Banco Santander:
+34 91 289 5211
comunicacion@gruposantander.com

For Santander US:
+1 214 801 6455
MediaRelations@santander.us

For Amherst Pierpont:
Tom Johnson / Dan Scorpio
+1 212 371 5999
tbj@abmac.com / dps@abmac.com

Banco Santander (SAN SM, STD US, BNC LN) is a leading retail and commercial bank, founded in 1857 and headquartered in Spain. It has a meaningful presence in 10 core markets in the Europe, North America and South America regions, and is one of the largest banks in the world by market capitalization. Its purpose is to help people and businesses prosper in a simple, personal and fair way. Santander is building a more responsible bank and has made a number of commitments to support this objective, including raising over €120 billion in green financing between 2019 and 2025, as well as financially empowering more than 10 million people over the same period. At the end of the first quarter of 2021, Banco Santander had €1.1 trillion in total funds, 149 million customers, of which 23.4 million are loyal and 44.2 million are digital, 10,800 branches and 190,000 employees.

Santander Holdings USA, Inc. (SHUSA) is a wholly-owned subsidiary of Madrid-based Banco Santander, S.A. As the intermediate holding company for Santander's US businesses, SHUSA is the parent organization of five financial companies with more than 15,000 employees, 5 million customers, and $150 billion in assets as of December 2020. These include Santander Bank, N.A., Santander Consumer USA Holdings Inc. (NYSE: SC), Banco Santander International, Santander Securities LLC, Santander Investment Securities Inc., and several other subsidiaries. Santander US is recognized as a top 10 auto lender, a top 10 multifamily lender, and a top 20 commercial real estate lender, and has a growing wealth management business with more than $50 billion in assets under management.

Santander Corporate & Investment Banking (Santander CIB) is Santander’s global division that supports corporate and institutional clients, offering tailored services and value-added wholesale products suited to their complexity and sophistication, as well as to responsible banking standards that contribute to the progress of society.

Amherst Pierpont is a market-leading independent broker dealer providing institutional and middle-market clients with access to a premier fixed-income capital markets franchise. Our experienced team of professionals delivers actionable trade ideas and customized solutions to our institutional client base. Much of the value-added service we provide is driven by our state-of-the-art data and analytics platform and our focus on market strategy, both of which are designed to identify relative value and quantify risk reward in the fixed income markets. Amherst Pierpont is headquartered in New York City with offices across the United States. Amherst Pierpont is a self-clearing member of the Fixed Income Clearing Corporation and also a member of FINRA and SIPC. For further information about Amherst Pierpont, see https://apsec.com.

Corporate Communications
Ciudad Grupo Santander, edificio Arrecife, planta 2
28660 Boadilla del Monte (Madrid). Tel. +34 91 2895211
comunicacion@gruposantander.com
www.santander.com - Twitter: @bancosantander